Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
908-672-1321 (mobile)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA REPORTS FIRST FISCAL QUARTER 2007 RESULTS
—Company Ships More Than One Million IP lines for Third Consecutive Quarter
—Services Segment Revenue Increases for Third Consecutive Quarter Year-Over-Year
—Gross Margins for Sales of Products and Services Both Improve Year-Over-Year

FOR IMMEDIATE RELEASE: TUESDAY, JANUARY 23, 2006

BASKING RIDGE, N. J. — Avaya Inc., (NYSE:AV) a leading global provider of business communications applications, systems and services, today reported net income of $71 million or 15 cents per diluted share for the first fiscal quarter of 2007 on a U.S. generally accepted accounting principles (GAAP) basis.  In the first fiscal quarter of 2006, the company reported net income of $71 million or 15 cents per diluted share on a GAAP basis.  Non-GAAP net income for the first fiscal quarter of 2007 was $61 million or 13 cents per diluted share.  (See chart accompanying release.)

“During the first quarter, we invested in our business to extend our technology leadership, effectively managed costs and expenses, attracted new talent to our senior management team and delivered solid bottom line results,” said Lou D’Ambrosio, president and CEO, Avaya.  “We will continue to be relentlessly focused on our three priorities: strategy, execution and culture.”

The company reported operating income for the first fiscal quarter of 2007 of $90 million. Non-GAAP operating income in the quarter was $96 million.  (See chart accompanying release.)

Avaya’s first fiscal quarter 2007 revenues increased 2.5 percent to $1.280 billion compared to $1.249 billion in the same period last year.  Avaya shipped more than one million IP lines for the third consecutive quarter.  Avaya noted that as discussed in its Form 10-K for fiscal 2006, during the first quarter it experienced delays and disruption in the delivery of its products to customers due to changes made in its warehousing and distribution operations and estimates the impact on revenue in the quarter was approximately $20 million.

The company’s services segment revenues increased for the third consecutive year-over-year quarter with strong performance in professional services, maintenance, and managed services.

Avaya ended the quarter with cash of $895 million, relatively flat with the fourth quarter of fiscal 2006. The provision for income taxes in the quarter benefited from discrete tax benefits, including a retroactive extension of the U.S. federal research and development tax credit.

First Fiscal Quarter Highlights

Since the end of the last quarter, Avaya has added several new members to its executive team.

Caroline Dorsa will become Avaya’s Chief Financial Officer.  Dorsa joins Avaya from Merck and Co., Inc. where she has held senior leadership roles in finance and line operations.  Most recently, she was Vice President and Treasurer for Merck where she led a broad portfolio, including treasury, investor relations, tax, controllership for manufacturing, and portfolio management.

Stuart Wells will join Avaya from Sun Microsystems and lead Avaya’s Global Communication Solutions.  Wells held a series of senior leadership roles at Sun, with a particular focus on software and on-demand computing.  Most recently he served as executive vice president, Utility Computing.  He also was senior vice president of eCommerce applications, middleware and communication products during the Sun/Netscape alliance.  Wells also led the Network Software Product Group and sales leadership for the Financial Services organization.

Lorie Buckingham has joined Avaya as chief information officer.  Lorie will champion Avaya’s IT infrastructure improvements and driving efficiencies and effectiveness in our business processes.  She joins Avaya from Visteon Corporation and brings a wealth of knowledge and experience in IT, streamlining business processes, and global software solutions,

During the quarter Avaya also made important strides in extending our technology leadership.

Avaya acquired Traverse Networks, a privately held developer of enterprise mobility solutions.   Traverse develops enterprise mobility solutions enabling enterprise workers to have their office functionally at their fingertips, supporting a broad range of mobile devices. The ability to send office calls to any phone, receive calls on both office and mobile phones simultaneously and synchronized call logs put the user in control of communications.

The company announced a tender offer to acquire Ubiquity Software Corporation, whose product is one of the leading software platforms for the development and delivery of SIP solutions, a critical industry standard.  Ubiquity develops and markets SIP-based communications software for fixed and mobile communications service providers, systems integrators, independent software vendors and channel partners. Ubiquity’s range of products has been developed to take advantage of the telecommunications industry’s migration toward all-IP networks.

Avaya introduced Unified Communications initiatives that will further shape the market and change how businesses deliver strategic communications and collaboration tools to workers wherever they are, on any device.  The new family of Avaya Unified Communications editions gives businesses the flexibility to deliver the right applications to the right devices for various segments of workers with different communications needs, to help employees improve productivity wherever they are conducting business.

Avaya also continued to receive Industry recognition, including the following:

Avaya increased its lead in the share of worldwide enterprise telephony revenues to 20.6 percent in the third quarter according to Dell ‘Oro Group’s IP Telephony Enterprise Report, 3Q06.  The company’s leadership puts it three points ahead of its nearest competitor.

Avaya extended its lead in worldwide Enterprise Internet Protocol Telephony shipments and revenues, according to Synergy Research Group’s 3Q 2006 Enterprise Voice Market Shares Report.  This is the twelfth straight quarter in which the company led in global enterprise IP Telephony revenues, pulling ahead by more than three points over its nearest competitor.

Forward-Looking Statements

Certain statements made in this press release and in the earnings conference call are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements regarding Avaya’s expected performance and outlook for operating results are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to:

•                  price and product competition, including from competitors who may offer products and applications similar to those we offer as part of another offering;

•                  rapid or disruptive technological development, including the effects of the technology shift from traditional TDM to IP telephony;

•                  dependence on new product development;

•                  customer demand for our products and services, including risks specifically associated with the services business and, in particular, the maintenance and rental and managed services lines of business, primarily due to renegotiations of customer contracts and changes in scope, pricing erosion and cancellations;

•                  supply issues related to our outsourced manufacturing operations, logistics, distribution or components;

•                  risks related to inventory, including warranty costs, obsolescence charges, excess capacity, material and labor costs, and our distributors’ decisions regarding their own inventory levels;

•                  general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations;

•                  the economic, political and other risks associated with international sales and operations, including increased exposure to currency fluctuations and to European economies as a result of a large percentage of our business being conducted in Europe;

•                  the ability to successfully integrate acquired companies, which may require significant management time and attention;

•                  the ability to attract and retain qualified employees;

•                  control of costs and expenses, including difficulties in completing restructuring actions in a timely and efficient manner due to labor laws and required approvals;

•                  U.S. and non-U.S. government regulation; and

•                  the ability to form and implement alliances.

For a further list and description of such risks and uncertainties, see the reports filed by Avaya with the SEC, which are available at www.sec.gov, particularly the information contained in Part I, Item 1A, entitled “Risk Factors,” of our fiscal 2006 Form 10-K.  Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the company’s results as determined by accounting principles generally accepted in the United States (GAAP), the company has also disclosed non-GAAP diluted earnings per share, non-GAAP net income, non-GAAP operating income and non-GAAP operating margin and net cash in this press release, in the conference call and in the supplementary materials accompanying the conference call discussing first quarter earnings results.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States and they have limitations in that they do not reflect all amounts associated with Avaya’s results of operations as determined in accordance with GAAP.  These measures should only be used in evaluating Avaya’s results of operations together with the corresponding GAAP measures.

Avaya believes that the presentation of non-GAAP diluted earnings per share, non-GAAP net income, non-GAAP operating income and non-GAAP operating margin, which exclude the impact of restructuring charges, acquisition-related charges, and certain income tax items, provide meaningful supplemental information regarding Avaya’s performance.  These non-GAAP financial measures also help investors compare Avaya’s financial results for the current quarter to its financial results for prior quarters and the prior fiscal year.  In addition, Avaya’s management uses these measures when reviewing the Company’s financial results and to further understand the Company’s operating performance.  Management believes that the presentation of net cash in the webcast presentation provides useful information to investors about the Company’s ability to satisfy its debt obligations with currently available funds.

The reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures is included at the end of this press release and as part of the supplementary materials presented with the first quarter earnings materials in a table entitled “Reconciliation of Non-GAAP Financial Measures”.  The supplementary materials are available on the Avaya investor relations website at www.avaya.com/investors and will be included in a subsequent filing of a Form 8-K with the SEC.

Note:  See chart entitled “Reconciliation of Non-GAAP Financial Measures” for information regarding a previously reported non-GAAP adjustment for the first quarter of fiscal 2006.

Conference Call and Webcast

Avaya will host a conference call with a listen-only Q&A session to discuss these results at 5:00 p.m. EST on Tuesday, Jan. 23, 2007.  To ensure you are on the call from the start, we suggest you access the call 10-15 minutes early by dialing:

Within and outside the United States: 706-634-2454.

For those unable to participate, there will be a playback available from 8:00 p.m. EST Jan. 23 through Jan 30, 2007.  For the replay, if you are calling from within the United States, please dial 800-642-1687.  If you are calling from outside the United States, please dial 706-645-9291.  The passcode for the replay is 4423001.

WEBCAST Information: Avaya will webcast this conference call live, with a listen-only Q&A session.  To ensure that you are on the webcast, we suggest that you access our website (www.avaya.com/investors) 10-15 minutes prior to the start.  Supplementary materials accompanying the conference call are available at the same location.  Following the live webcast, a replay will be available on our archives at the same web address.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications — and distinguished by comprehensive worldwide services — Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com.

Avaya Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited; Dollars and Shares in Millions, except per share amounts)

	For the three months ended
	December 31,
	2006	2005
REVENUE
Sales of products	$619	$591
Services	509	504
Rental and managed services	152	154
	1,280	1,249
COST
Sales of products	289	277
Services	324	322
Rental and managed services	68	61
	681	660
GROSS MARGIN	599	589

OPERATING EXPENSES
Selling, general and administrative	389	385
Research and development	114	97
Restructuring charges, net	6	—
TOTAL OPERATING EXPENSES	509	482
OPERATING INCOME	90	107
Other income, net	6	5
Interest expense	—	(1)
INCOME BEFORE INCOME TAXES	96	111
Provision for income taxes	25	40
NET INCOME	$71	$71
EARNINGS PER SHARE - BASIC	$0.16	$0.15
EARNINGS PER SHARE - DILUTED	$0.15	$0.15
Weighted Average Shares Outstanding - Basic	454	471
Weighted Average Shares Outstanding - Diluted	459	478

Avaya Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2006 and September 30, 2006

(Unaudited; Dollars in Millions, except per share amounts)

	December 31, 2006	September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$895	$899

Accounts receivable less allowances of $55 and $57 as of December 31, 2006 and September 30, 2006, respectively	854	871
Inventory	293	285
Deferred tax asset, net	148	153
Other current assets	175	151
TOTAL CURRENT ASSETS	2,365	2,359

Property, plant and equipment, net	656	668
Deferred income taxes, net	776	787
Intangible assets (a)	262	263
Goodwill (b)	975	941
Other assets	192	182
TOTAL ASSETS	$5,226	$5,200

LIABILITIES
Current liabilities:
Accounts payable	$371	$418
Payroll and benefit obligations	298	348
Deferred revenue	281	286
Other current liabilities	346	335
TOTAL CURRENT LIABILITIES	1,296	1,387

Benefit obligations	1,351	1,350
Deferred income taxes, net	75	77
Other liabilities	262	300
TOTAL NON-CURRENT LIABILITIES	1,688	1,727

Commitments and contingencies

STOCKHOLDERS’ EQUITY

Series A junior participating preferred stock, par value $1.00 per share, 7.5 million shares authorized; none issued and outstanding	—	—
Common stock, par value $0.01 per share, 1.5 billion shares authorized, 455,509,808 and 452,203,778 issued (including 562,341 and 461,429 treasury shares) as of December 31, 2006 and September 30, 2006, respectively	5	5
Additional paid-in capital	2,671	2,637
Retained earnings	219	148
Accumulated other comprehensive loss	(646)	(698)
Less treasury stock at cost	(7)	(6)
TOTAL STOCKHOLDERS’ EQUITY	2,242	2,086
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,226	$5,200

Notes to the Balance Sheets:

(a)             Intangible assets include $187 million related to Tenovis, $26 million related to Spectel, $6 million related to Nimcat and $3 million related to Traverse as of December 31, 2006.

(b)            Goodwill includes $611 million related to Tenovis, $64 million related to Spectel, $26 million related to Nimcat and $8 million related to Traverse as of December 31, 2006.

Avaya Inc. and Subsidiaries
Operating Segments
Revenue and Operating Income
Quarterly Trend
(Unaudited; Dollars in Millions)

REVENUE

	For the Fiscal Year Ended					For the Fiscal Year Ended
	September 30, 2006					September 30, 2007
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Global Communications Solutions	$661	$661	$704	$760	$2,786	$682				$682
Avaya Global Services	588	577	593	604	2,362	598				598
Corporate	—	—	—	—	—	—
Total Avaya	$1,249	$1,238	$1,297	$1,364	$5,148	$1,280	$—	$—	$—	$1,280

OPERATING INCOME

	For the Fiscal Year Ended					For the Fiscal Year Ended
	September 30, 2006					September 30, 2007
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Global Communications Solutions	$43	$32	$36	$86	$197	$22				$22
Avaya Global Services	60	41	34	36	171	53				53
Corporate: (A)	4	(20)	(42)	(47)	(105)	15				15
Total Avaya	$107	$53	$28	$75	$263	$90	$—	$—	$—	$90

(A) The segments are managed as two individual businesses and, as a result, include certain allocated costs and expenses of shared services, such as information technology, human resources, legal and finance. At the beginning of each fiscal year, the amount of certain corporate overhead expenses, including targeted annual incentive awards, to be charged to operating segments is determined and fixed for the entire year in the annual plan. The annual incentive award accrual is adjusted quarterly based on actual year to date results and those estimated for the remainder of the year. This adjustment of the annual incentive award accrual, as well as any other over/under absorption of corporate overheads against plan is recorded and reported within the Corporate caption. In addition, certain discrete items, such as charges related to restructuring actions, are not allocated to the operating segments and remain within Corporate.

Avaya Inc. and Subsidiaries
Condensed Statements of Cash Flows
For the Three Months Ended December 31, 2006 and 2005
(Unaudited; Dollars in Millions)

	For the three months ended		For the three months ended
	December 31, 2006		December 31, 2005
Net cash provided by operating activities	$17		$106
Net cash (used in) investing activities	(53	)(a)	(42	)(a)
Net cash provided by (used in) financing activities	20		(84	)(b)
Effect of exchange rate changes on cash and cash equivalents	12		(4)
Net (decrease) in cash and cash equivalents	(4)		(24)
Cash and cash equivalents at beginning of the quarter	899		750
Cash and cash equivalents at end of the quarter	$895		$726

(a)                                  Includes capital expenditures of $20 and $26 and capitalized software development costs of $19 and $18 for the three months ended December 31, 2006 and 2005, respectively. The three months ended December 31, 2006 also include $15 million used for the acquisition of Traverse Networks.

(b)                                 Includes $90 related to the repurchase of our common stock for the three months ended December 31, 2005.

Avaya Inc. and Subsidiaries
Supplemental Revenue Tables
(Unaudited, Dollars in Millions)

Revenue by Geography

					First Fiscal Quarter
							Mix
1Q06	2Q06	3Q06	4Q06	Dollars in millions	2007	2006	2007	2006	Change
$ 734	$719	$753	$788	U.S.	$732	$734	57%	59%	$(2)	-0.3%
				Outside the U.S:
364	356	387	391	EMEA - Europe/Middle East/Africa	389	364	30%	29%	25	6.9%
87	99	87	110	APAC - Asia Pacific	88	87	7%	7%	1	1.1%
64	64	70	75	Americas, non-U.S.	71	64	6%	5%	7	10.9%
515	519	544	576	Total outside the U.S.	548	515	43%	41%	33	6.4%
$ 1,249	$1,238	$1,297	$1,364	Total revenue	$1,280	$1,249	100%	100%	$31	2.5%

Revenue by Type

					First Fiscal Quarter
							Mix
1Q06	2Q06	3Q06	4Q06	Dollars in millions	2007	2006	2007	2006	Change
$ 591	$593	$636	$690	Sales of products	$619	$591	48%	47%	$28	4.7%
504	492	507	514	Services (b)	509	504	40%	40%	5	1.0%
154	153	154	160	Rental and managed services (a), (b)	152	154	12%	13%	(2)	-1.3%
$ 1,249	$1,238	$1,297	$1,364	Total revenue	$1,280	$1,249	100%	100%	$31	2.5%

Sales of Products by Channel

					First Fiscal Quarter
							Mix
1Q06	2Q06	3Q06	4Q06	Dollars in millions	2007	2006	2007	2006	Change
$ 268	$250	$277	$302	Direct (b)	$259	$268	42%	45%	$(9)	-3.4%
323	343	359	388	Indirect (b)	360	323	58%	55%	37	11.5%
$ 591	$593	$636	$690	Total sales of products	$619	$591	100%	100%	$28	4.7%

Avaya Inc. and Subsidiaries
Supplemental Revenue Tables
(Unaudited, Dollars in Millions)

GCS Revenue by Class

					First Fiscal Quarter
							Mix
1Q06	2Q06	3Q06	4Q06	Dollars in millions	2007	2006	2007	2006	Change
$413	$414	$455	$483	Large Communications Systems	$435	$413	64%	63%	$22	5.3%
88	94	92	96	Small Communications Systems	85	88	12%	13%	(3)	3.4%
151	141	144	169	Converged Voice Applications	151	151	22%	23%	—	0.0%
9	12	13	12	Other	11	9	2%	1%	2	22.2%
$661	$661	$704	$760	Total revenue - GCS	$682	$661	100%	100%	$21	3.2%

AGS Revenue by Class

					First Fiscal Quarter
							Mix
1Q06	2Q06	3Q06	4Q06	Dollars in millions	2007	2006	2007	2006	Change
$412	$401	$402	$404	Product Support Services (c)	$411	$412	69%	70%	$(1)	-0.2%
95	89	106	111	Consulting and Systems Integration (c)	98	95	16%	16%	3	3.2%
81	86	84	89	Global Managed Services (c)	89	81	15%	14%	8	9.9%
1	—	1	—	Services - Other (c)	—	—	0%	0%	—	0.0%
$588	$577	$593	$604	Total revenue - AGS	$598	$588	100%	100%	$10	1.7%

(a)             The services portion falls within the global managed services line in the AGS Revenue by Class chart and the product portion is spread among the applicable line items in the GCS Revenue by Class chart.

(b)            Prior year revenue amounts have been reclassified to conform to current interim period presentation.

(c)             Revenue amounts for AGS classes have been reclassified as a result of a change in the management within the AGS segment.

Avaya Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(Unaudited; Dollars and Shares in Millions, except per share amounts)

Operating Income:

For the three months ended
December 31,
2006
GAAP Operating Income	$90
GAAP Operating Margin	7.0%

Items Included in Operating Income:
Business restructuring charges	(6)

Non-GAAP Operating Income	$96
Non-GAAP Operating Margin (Non-GAAP Operating Income / Revenue)	7.5%

Net Income:

For the three months ended
December 31, 2006
GAAP Net Income	$71

Items Included in Net Income:
Business restructuring charges, after tax	(3)
Net favorable tax items included in provision for income taxes	13
Items Included in Net Income	10

Non-GAAP Net Income	$61

Diluted Shares	459

Non-GAAP Diluted EPS (Non-GAAP Net Income / Diluted Shares)	$0.13
GAAP Diluted EPS	$0.15

The Company had previously reported a pre-tax adjustment in the first quarter of fiscal 2006 of $21 million ($13 million after tax), or 3 cents  per diluted share, related to the reversal of a portion of its vacation liability. This adjustment was reported in the table entitled “Certain Items  Included in Reported Results That May Affect Comparability” in the Company’s press release and Form 8-K dated October 24, 2006, which  set forth all of the Company’s non-GAAP adjustments for the 2006 and 2005 fiscal years. Management has re-evaluated its use of non GAAP financial measures and the appropriateness of inclusion of various items within those measures and is removing the reversal of a  portion of the vacation liability from its calculation of the Company’s non-GAAP measures. Other than this adjustment, the Company did  not have any non-GAAP adjustments to report in the first quarter of fiscal 2006, and therefore a comparative period is not shown in the table above.